Exhibit 4.6

MARCH 29, 2016

STANTEC INC.

BOUGHT TREASURY OFFERING OF SUBSCRIPTION RECEIPTS

TERM SHEET

AN AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS CONTAINING IMPORTANT INFORMATION RELATING TO THE SECURITIES DESCRIBED IN THIS DOCUMENT HAS NOT YET BEEN FILED WITH THE SECURITIES REGULATORY AUTHORITIES IN EACH OF THE PROVINCES OF CANADA. A COPY OF THE AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS IS REQUIRED TO BE DELIVERED TO ANY INVESTOR THAT RECEIVED THIS DOCUMENT AND EXPRESSED AN INTEREST IN ACQUIRING THE SECURITIES. THERE WILL NOT BE ANY SALE OR ANY ACCEPTANCE OF AN OFFER TO BUY THE SECURITIES UNTIL A RECEIPT FOR THE FINAL SHORT FORM PROSPECTUS HAS BEEN ISSUED. THIS DOCUMENT DOES NOT PROVIDE FULL DISCLOSURE OF ALL MATERIAL FACTS RELATING TO THE SECURITIES OFFERED. INVESTORS SHOULD READ THE AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS, THE FINAL SHORT FORM PROSPECTUS AND ANY AMENDMENT FOR DISCLOSURE OF THOSE FACTS, ESPECIALLY RISK FACTORS RELATING TO THE SECURITIES OFFERED, BEFORE MAKING AN INVESTMENT DECISION.

THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. THE SECURITIES DESCRIBED IN THIS DOCUMENT MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. BEFORE READERS INVEST, THEY SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THE OFFERING. THE COMPANY HAS ALSO FILED A PRELIMINARY SHORT FORM PROSPECTUS RELATING TO THE OFFERING WITH EACH OF THE PROVINCIAL SECURITIES REGULATORY AUTHORITIES IN CANADA. POTENTIAL INVESTORS MAY GET ANY OF THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR VIA SEDAR AT WWW.SEDAR.COM. ALTERNATIVELY, THE COMPANY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND POTENTIAL INVESTORS THE PROSPECTUS WITHOUT CHARGE IF REQUESTED IN THE U.S. FROM CIBC CAPITAL MARKETS, 425 LEXINGTON AVENUE, 5TH FLOOR, NEW YORK, NY; ATTENTION: HECTOR CRUZ; PHONE: 1-800-282-0822; EMAIL: USEPROSPECTUS@CIBC.COM OR FROM RBC CAPITAL MARKETS, LLC, 200 VESEY STREET, 8TH FLOOR, NEW YORK, NY 10281-8098; ATTENTION: EQUITY SYNDICATE; PHONE: 877-822-4089; EMAIL: EQUITYPROSPECTUS@RBCCM.COM.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

Issuer:	Stantec Inc. (the “Company”).

Issue:	Treasury offering of 17,360,000 subscription receipts (the “Subscription Receipts”).

Issue Amount:	$525,140,000, prior to the Over-Allotment Option.

Issue Price:	$30.25 per Subscription Receipt.

Over-Allotment Option:	The Company has granted the Underwriters an option, exercisable at the Issue Price, at any time not later than the earlier of: (i) the 30th day following the Closing Date, and (ii) the Termination Date (as defined herein), to purchase up to an additional 15% of the Issue to cover over-allotments, if any.

Use of Proceeds:	The Company will use net proceeds from this offering to partially fund the purchase price for the acquisition of MWH Global, Inc. (the “Acquisition”).

Subscription Receipts:

Each Subscription Receipt will entitle the holder thereof to receive one common share of the Company (a “Common Share”) plus a Subscription Receipt Adjustment Payment (as defined herein), if applicable, for no additional consideration or further action, following satisfaction of the Escrow Release Condition.

If: (i) the Escrow Release Condition (as defined below) is not satisfied on or before August 30, 2016 (the “Escrow Release Deadline”), (ii) the definitive agreement in respect of the Acquisition (the “Acquisition Agreement”) is terminated in accordance with its terms at an earlier time, or (iii) the Company advises the Escrow Agent (as defined below) and the Lead Underwriters, or announces to the public that it does not intend to proceed with the Acquisition (in each case a “Termination Event”, and the date of such Termination Event, the “Termination Date”), holders of Subscription Receipts will have the right to receive an amount per Subscription Receipt equal to the full purchase price of the Subscription Receipt together with their pro rata portion of the interest earned thereon from, and including, the Closing Date to, but excluding, the Termination Date.

MARCH 29, 2016

STANTEC INC.

BOUGHT TREASURY OFFERING OF SUBSCRIPTION RECEIPTS

TERM SHEET

Subscription Receipt Adjustment Payment:

If the Escrow Release Condition is satisfied on or before the Escrow Release Deadline and holders of Subscription Receipts become entitled to receive Common Shares, such holders will also be entitled to receive, without duplication, an amount, if any, representing an amount per Subscription Receipt equal to the amount per Common Share of any cash dividends declared by the Company for which record dates have occurred during the period from and including the Closing Date to and including the date immediately preceding the date Common Shares are issued or deemed to be issued (the “Subscription Receipt Adjustment Payment”), less any applicable withholding taxes, for each Subscription Receipt so held.

To the extent that the Subscription Receipt Adjustment Payment includes amounts in respect of cash dividends declared by the Company on the Common Shares for which record dates have occurred during the period from and including the date of the Closing Date to and including the date immediately preceding the date Common Shares are issued or deemed to be issued which have not yet been paid, such amounts shall not be payable to holders of Subscription Receipts , unless the Company otherwise elects, until the date that such related cash dividends are paid to shareholders of the Company.

Escrow Condition:

The gross proceeds from the Issue (less 50% of the Commission) will be held in escrow by Computershare Trust Company of Canada (the “Escrow Agent”) and invested in short-term interest bearing or discount debt obligations issued or guaranteed by the Government of Canada or a province or a Canadian chartered bank, pending the satisfaction of the Escrow Release Condition, all pursuant to the terms of a subscription receipt agreement (the “Subscription Receipt Agreement”) to be entered into among the Company, the Lead Underwriters (as defined below) and the Escrow Agent.

On or immediately prior to the closing of the Acquisition, upon satisfaction of the Escrow Release Condition, the escrowed funds will be released to the Company and used to fund a portion of the purchase price for the Acquisition. “Escrow Release Condition” means all conditions precedent to the completion of the Acquisition pursuant to the Acquisition Agreement (other than the delivery of the purchase price for the Acquisition) have been satisfied or waived, and the Company has delivered to the Lead Underwriters, on their own behalf and on behalf of the Underwriters, and the Escrow Agent, a certificate, in accordance with the terms of the Subscription Receipt Agreement, confirming such satisfaction or waiver.

Offering Procedure:	Public offering in all provinces of Canada by way of short form prospectus. Offered in the United States pursuant to a registration statement under the Multi-Jurisdictional Disclosure System, and internationally as permitted. A copy of the short form prospectus will be available on www.sedar.com.

Form of Underwriting:	Bought deal, subject to the entering of an underwriting agreement containing conventional bought deal termination provisions and other industry standard provisions.

Eligibility:	The Subscription Receipts will be eligible for RDSPs, RRSPs, RRIFs, RESPs, TFSAs and DPSPs.

Listing:	Outstanding common shares of the Company are listed on the TSX and the NYSE under the symbol “STN”. It is a condition of closing that the Common Shares issuable pursuant to the terms of the Subscription Receipts be listed on the TSX and the NYSE. It is a condition of closing that the Subscription Receipts be listed on the TSX only. The Subscription Receipts will not be listed on the NYSE.

Underwriters:	A syndicate co-led by CIBC Capital Markets and RBC Capital Markets (the “Lead Underwriters”).

Commission:	4.0%, of which 50.0% will be payable upon the Closing Date, and 50.0% will be payable upon the Satisfaction of the Escrow Release Condition.

President’s List:	Up to C$5 million of Subscription Receipts may be sold to current executives, directors and employees of the Company and MWH Global, Inc. and their families (the “Insider Group”). The Company and the Lead Underwriters acknowledge and agree that a 2.0% underwriting commission will be paid on such Subscription Receipts sold to the Insider Group.

Closing Date:	April 14, 2016.